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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No._____)*


                              STREAMLINE.COM, INC.
             -------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, Par Value $0.01 per share
             -------------------------------------------------------
                         (Title of Class of Securities)

                                    863239109
             -------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
             -------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         | |       Rule 13d-1(b)

         | |       Rule 13d-1(c)

         |X|       Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

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CUSIP NO. 863239109                   13G                      Page 2 of 5 Pages

--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         Reliance Financial Services Corporation

         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         I.R.S. Employer Identification No.:  51-0113548
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) | |
                                                                         (b) | |
--------------------------------------------------------------------------------
(3)      SEC USE ONLY

--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                                   (5)      SOLE VOTING POWER
                                            2,597,615         (See Note 1)
                                   ---------------------------------------------
   NUMBER OF SHARES                (6)      SHARED VOTING POWER
  BENEFICIALLY OWNED
        BY EACH                    ---------------------------------------------
   REPORTING PERSON                (7)      SOLE DISPOSITIVE POWER
        WITH                                2,597,615         (See Note 1)
                                   ---------------------------------------------
                                   (8)      SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,597,615         (See Note 1)
--------------------------------------------------------------------------------
(10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         14%
--------------------------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON*
         HC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


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CUSIP NO. 863239109                   13G                      Page 3 of 5 Pages


Item 1.  (a)  Name of Issuer:
              Streamline.Com, Inc.

         (b)  Address of Issuer's Principal Executive Offices:
              27 Dartmouth Street, Westwood, Massachusetts 02090

Item 2.  (a)  Name of Person Filing:
              Reliance Financial Services Corporation

         (b)  Address of Principal Business Office or, if none, Residence:
              Park Avenue Plaza, 55 East 52nd Street, New York, NY 10055

         (c)  Citizenship:
              Delaware

         (d)  Title of Class of Securities:
              Common Stock, Par Value $0.01 Per Share

         (e)  CUSIP Number:
              863239109

Item 3.  Not Applicable

Item 4.  Ownership.

         (a)  Amount Beneficially Owned As of December 3l, l999:
              2,597,615         (See Note 1)

         (b)  Percent of Class:
              14%               (See Note 1)

         (c)  Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote:
                    2,597,615        (See Note 1)

              (ii)  shared power to vote or to direct the vote:
                    -0-

              (iii) sole power to dispose or to direct the disposition of:
                    2,597,615         (See Note 1)

              (iv)  shared power to dispose or to direct the disposition of:
                    -0-


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CUSIP NO. 863239109                   13G                      Page 4 of 5 Pages


Item 5.  Ownership of Five Percent or Less of a Class.
         Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

         Not Applicable

Item 8.  Identification and Classification of Members of the Group.
         Not Applicable

Item 9.  Notice of Dissolution of Group.
         Not Applicable

Item 10. Certification.
         Not Applicable

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CUSIP NO. 863239109                   13G                      Page 5 of 5 Pages



                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 11, 2000 as of December 31, 1999


       RELIANCE FINANCIAL SERVICES CORPORATION


       By: /s/ James E. Yacobucci
           ---------------------------------
           James E. Yacobucci
           Senior Vice President-Investments

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-------------
     Note l. All of these shares of Common Stock of the Issuer are owned by Reliance Insurance Company, a wholly owned subsidiary of Reliance Financial Services Corporation.